Exhibit 99

Editorial Contact: Gwen Carlson Conexant Systems, Inc. (949) 483-7363	Investor Relations Contact: Bruce Thomas Conexant Systems, Inc. (949) 483-2698

CONEXANT REPORTS $243.8 MILLION IN REVENUE
AND PRO FORMA EPS OF $0.06 FOR SECOND FISCAL QUARTER OF 2004

Merger Completed During the Quarter, Integration Effort is On Schedule, Merger-related
Headcount Reductions Announced

                 RED BANK, N.J., April 26, 2004 – Conexant Systems, Inc. (NASDAQ: CNXT), the worldwide leader in semiconductor solutions for broadband communications, enterprise networks and the digital home, today announced revenues of $243.8 million for the second quarter of fiscal 2004, which ended April 2, 2004. This is the company’s first earnings report following the completion of the merger with GlobespanVirata, Inc. on February 27, 2004. Conexant’s second fiscal quarter report incorporates the results of GlobespanVirata from February 28, 2004 through April 2, 2004. The company also announced that approximately 200 positions would be eliminated by the end of the calendar year, primarily as a result of overlapping personnel and functions due to the merger.

                 As reported, including the results of GlobespanVirata from February 28, 2004, second fiscal quarter 2004 revenues of $243.8 million increased 38 percent over first fiscal quarter 2004 revenues of $177.3 million, and increased 74 percent over second fiscal quarter 2003 revenues of $140.1 million. The net loss for the second quarter of fiscal 2004 was $143.4 million, or $0.41 per diluted share, compared to a net loss of $68.0 million, or $0.26 per diluted share, in the second quarter of fiscal 2003, and net income of $40.6 million, or $0.13 per diluted share, in the first fiscal quarter of 2004. The second quarter of fiscal 2004 included a merger-related, non-cash charge of $160.8 million for in-process research and development.

                 Second fiscal quarter pro forma operating profit was $20.1 million, or 8.2 percent of revenues, compared to $0.4 million in the year-ago quarter. Second fiscal quarter 2004 pro forma operating profit increased by 16.9 percent from $17.2 million in the first fiscal quarter of 2004. On a pro forma basis, net profit for the second fiscal quarter of 2004 was $0.06 per diluted share, compared to $0.02 per diluted share in the second fiscal quarter of 2003.

                 On a combined-company basis as if the merger had closed on January 1, 2004, revenues for the second fiscal quarter would have been $293.3 million, with pro forma operating expenses of $110.6 million, pro forma net income of $15.8 million, and pro forma earnings per share of $0.03.

                 “Since the close of the Conexant-GlobespanVirata merger transaction, our team has done an outstanding job of integrating processes, systems, technologies and organizations, and we have a clear path to the successful completion of our integration work,” said Armando Geday, Conexant’s chief executive officer. “Combined company revenues of $293.3 million in our second fiscal quarter reflected strength in our growth platforms, which include products for digital subscriber line connectivity and wireless local area networking as well as digital set-top box and PC video solutions. This strength was partially offset by normal seasonal weakness in our universal access business.”

                 Conexant’s cash, cash equivalents and short and long-term investments totaled $402.7 million at the end of the quarter.

                 Conexant’s pro forma results are a supplement to financial statements based on generally accepted accounting principles (GAAP). Conexant uses pro forma information to evaluate its operating performance and believes this presentation provides investors with additional insight into its underlying operating results. A full reconciliation between the GAAP results from continuing operations and pro forma net income is included in the accompanying financial data.

Headcount Reductions

                 Conexant has initiated actions that will result in the merger-related elimination of approximately 200 positions in its worldwide Sales, General and Administrative workforce between now and the end of the calendar year. Affected employees will receive appropriate severance packages commensurate with years of service. These actions, which will affect employees worldwide, along with additional operating expense reductions, are expected to reduce operating expenses by approximately $25.0 million annually when complete.

                 “While expected, these headcount reductions are difficult but necessary as we work to realize the merger synergies that will allow the combined company to deliver stronger financial performance,” Geday said.

Second Fiscal Quarter Product and Technology Highlights

                 In the second fiscal quarter, Conexant continued to expand its industry-leading positions in providing solutions for digital subscriber line (DSL), wireless local area networking (WLAN), PC video, digital set-top box and dial-up modem applications.

                 The company’s DSL business confirmed its leadership position, achieving cumulative shipments of more than 82 million ports to its global customer base. Conexant’s DSL product portfolio includes both customer premise and central office solutions, with support for all major industry standards including SHDSL, ADSL2, ADSL2plus, and Annex A, B, and C.

                 Wireless LAN products containing the company’s new, innovative PRISM Nitro XM™ Xtreme Multimedia software solution are now available from major retailers. Products incorporating this software are capable of delivering throughput rates up to 140 Mbps, enabling users to stream multiple channels of high quality video, music and information throughout the home. It is the first standards-compliant, non-proprietary technology to support the highest useable data rate at both the access point/router and the client while maintaining complete compliance to the IEEE 802.11standards.

                 The pioneer and world leader in PC video chipset solutions, Conexant announced that it will incorporate support for PCI Express™ technology in its video decoder product portfolio. Decoders with this robust new protocol support high resolution, computationally intensive video processing applications in personal computers, set-top boxes and other consumer devices. PCI Express technology also facilitates the simultaneous receipt and display of high-quality visual images from multiple digital and analog broadcast sources.

                 Set-top box highlights included the introduction of a next-generation advanced modulation satellite demodulator. The CX24114 increases satellite throughput by up to 35 percent enabling satellite service providers to transmit additional channels and services using existing bandwidth. The CX24114 can also be used in conjunction with Conexant’s CX24118 tuner to create a complete satellite front-end system solution.

                 With eight consecutive generations of market-share leadership, Conexant delivered yet another first in dial-up modem semiconductor technology with the introduction of a new modem chip that supports Intel’s High Definition Audio (HD Audio) bus architecture audio standard. The CX11254 is the first in a family of planned products. It uses the HD Audio bus to transmit data between an internal narrowband modem and notebook and desktop computers, and supports the high-quality audio required for advanced applications such as streaming video and voice over IP.

Third Quarter Fiscal 2004 Outlook

                 “The June quarter will be our first complete quarter as a combined company, and we are enthusiastic about the prospects for the new Conexant,” Geday said. “The combined company is addressing high-growth opportunities in broadband communications, enterprise networks and the digital home with a world-leading portfolio of products and technologies differentiated by its depth and breadth.

                 “In the third fiscal quarter, we expect revenues to grow in a range of 5 percent to 10 percent sequentially to between $308 million and $323 million,” Geday continued. “We anticipate that gross margin will be between 42 percent and 44 percent of sales, and we expect to deliver pro forma non-GAAP net earnings per share of $0.03 to $0.05, based on approximately 525 million fully diluted shares.”

Note to Editors, Analysts and Investors

                 The Conexant second fiscal quarter 2004 conference call will take place Monday, April 26, 2004, at 5:00 p.m. Eastern Daylight Time. To listen to the conference call via telephone, dial 866-710-0179 (domestic) or 334-323-9854 (international); security code: Conexant. To listen via the Internet, visit the Investor Relations section of Conexant’s Web site at www.conexant.com/ir. Playback of the conference call will be available shortly after the call concludes and will be accessible on Conexant’s Web site at www.conexant.com/ir or by calling 800-858-5309 (domestic) or 334-323-7226 (international); access code: 40313, pass code: 16809.

About Conexant

                 Conexant’s innovative semiconductor solutions are driving broadband communications, enterprise networks and digital home networks worldwide. The company has leveraged its expertise and leadership position in modem technologies to enable more Internet connections than all of its competitors combined, and continues to develop highly integrated silicon solutions for broadband data and media processing networks.

                 Key products include client-side xDSL and cable modem solutions, home network processors, broadcast video encoders and decoders, digital set-top box components and systems solutions, and dial-up modems. Conexant’s suite of networking components includes a leadership portfolio of IEEE 802.11a/b/gcompliant WLAN chipsets, software and reference designs, as well as solutions for applications based on HomePlug® and HomePNA™. The company also offers a complete line of asymmetric and symmetric DSL central office solutions, which are used by service providers worldwide to deliver broadband data, voice, and video over copper telephone lines.

                 Conexant is a fabless semiconductor company with annual run-rate revenues of $1.2 billion. The company has approximately 2,400 employees worldwide, and is headquartered in Red Bank, N.J. To learn more, please visit us at www.conexant.com.

Safe Harbor Statement

                 This press release contains statements relating to our future results (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the cyclical nature of the semiconductor industry and the markets addressed by the company’s and its customers’ products; demand for and market acceptance of new and existing products; successful development of new products; the timing of new product introductions; the availability of manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; product obsolescence; the ability to develop and implement new technologies and to obtain protection for the related intellectual property; the uncertainties of litigation; and the risk that the businesses of Conexant and GlobespanVirata will not be integrated successfully, as well as other risks and uncertainties, including those detailed from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Conexant is a registered trademark of Conexant Systems, Inc. Other brands and names contained in this release are the property of their respective owners.

CONEXANT SYSTEMS, INC.
Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three months ended		Six months ended

	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003

Net revenues	$243,781	$140,123	$421,114	$284,324
Cost of goods sold	142,116	78,107	240,312	159,569

Gross margin	101,665	62,016	180,802	124,755
Operating expenses:
Research and development (including non-cash
compensation of $871 and $894 for the three and
six months ended March 31, 2004, respectively,
and ($69) and $399 for the three and six months
ended March 31, 2003, respectively)	53,734	38,741	92,888	78,978
Selling, general and administrative (including
non-cash compensation of $286 for the three
and six months ended March 31, 2004, and $927
and $1,272 for the three and six months ended
March 31, 2003, respectively)	30,602	23,777	53,411	46,556
Amortization of intangible assets	3,653	799	4,608	1,598
In-process research and development	160,818	–	160,818	–
Special charges (See Note 1)	5,514	285	6,119	7,059

Total operating expenses	254,321	63,602	317,844	134,191

Operating loss	(152,656)	(1,586)	(137,042)	(9,436)
Gain on extinguishment of debt	–	(34,645)	–	(34,645)
Other (income) expense, net	(9,736)	44,732	(35,017)	41,329

Loss before income taxes	(142,920)	(11,673)	(102,025)	(16,120)
Provision for income taxes	459	381	707	697

Loss from continuing
operations	(143,379)	(12,054)	(102,732)	(16,817)
Discontinued operations, net of tax	–	(55,970)	–	(676,580)

Net loss	$(143,379)	$(68,024)	$(102,732)	$(693,397)

Loss per share, basic and diluted:
Continuing operations	$(0.41)	$(0.05)	$(0.33)	$(0.06)
Discontinued operations	–	(0.21)	–	(2.55)

Net loss	$(0.41)	$(0.26)	$(0.33)	$(2.61)

Number of shares used in per share computation	349,968	266,543	313,580	266,129

The consolidated statements of operations include the results of operations of GlobespanVirata, Inc. from February 27, 2004, the date of the company’s merger with GlobespanVirata. No restatement has been made to earlier periods.

Note 1 – Special charges consist of asset impairments, restructuring charges, integration costs, other special items and gains and losses on the disposal of certain operating assets.

CONEXANT SYSTEMS, INC.
Pro Forma (Non-GAAP) Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Info As if results combined from	Three months ended		Six months ended
	Jan. 1, 2004 (See Note 2)	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003

Net revenues	$293,309	$243,781	$140,123	$421,114	$284,324
Cost of goods sold	169,225	141,304	78,107	239,500	159,569

Gross margin	124,084	102,477	62,016	181,614	124,755
Operating expenses:
Research and development	73,304	52,734	38,799	91,829	78,563
Selling, general and administrative	37,328	29,636	22,845	52,427	45,277

Total operating expenses	110,632	82,370	61,644	144,256	123,840

Pro forma operating income	13,452	20,107	372	37,358	915
Other income, net	(2,933)	(2,355)	(5,146)	(4,225)	(10,795)

Pro forma income before income taxes	16,385	22,462	5,518	41,583	11,710
Provision for income taxes	626	459	381	707	697

Pro forma net income	$15,759	$22,003	$5,137	$40,876	$11,013

Basic income per share pro forma (non-GAAP)	$0.03	$0.06	$0.02	$0.12	$0.04

Diluted income per share pro forma (non-GAAP)	$0.03	$0.06	$0.02	$0.11	$0.04

Number of shares used in per share
computation - basic - pro forma (non-GAAP)	486,418	371,715	283,668	334,204	283,444

Number of shares used in per share
computation - diluted - pro forma (non-GAAP)	519,426	399,740	284,034	359,711	283,851

The pro forma (non-GAAP) consolidated statements of operations include the results of operations of GlobespanVirata, Inc. from February 27, 2004, the date of the company’s merger with GlobespanVirata. No restatement has been made to earlier periods.

Pro forma operating income, pro forma net income, and basic and fully diluted income per share pro forma (non-GAAP) exclude the amortization of intangible assets, inprocess research and development, IP litigation support costs, special charges, non-cash stock compensation, payroll taxes associated with stock options exercised by employees, other special items and certain non-operating gains and losses and assume the conversion of $711.8 million of convertible subordinated notes. The company believes these measures of income provide a better understanding of its underlying operating results and the company uses these measures internally to evaluate its underlying operating performance. These measures of income are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.

The weighted-average shares of common stock outstanding assume conversion of all convertible subordinated notes at their applicable conversion prices. Also, the weighted-average shares of common stock outstanding used in computing diluted income per share considers the effect of outstanding options and warrants using the treasury stock method.

A reconciliation of consolidated statements of operations, shares and per share information as determined under generally accepted accounting principles with the pro forma net income, pro forma share and per share information presented above is presented in the following table.

Note 2 – As if results combined from January 1, 2004 provide, for information purposes, a representation of results for the quarter ended March 31, 2004 as if the company’s merger with GlobespanVirata had closed on January 1, 2004. These results are presented on a pro forma basis and exclude the amortization of intangible assets, inprocess research and development, IP litigation support costs, special charges, non-cash stock compensation, payroll taxes associated with stock options exercised by employees, other special items and certain non-operating gains and losses and assume the conversion of $711.8 million of convertible subordinated notes. In addition, fair value accounting as specified by SFAS No. 141 which prescribes purchase accounting for business combinations has been applied.

CONEXANT SYSTEMS, INC.
Reconciliation of Consolidated Statements of Operations to
Pro Forma (Non-GAAP) Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three months ended		Six months ended

	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003

Loss from continuing operations (unaudited)	$(143,379)	$(12,054)	$(102,732)	$(16,817)
Non-cash and special items:
Amortization of intangible assets	3,653	799	4,608	1,598
In-process research and development	160,818	–	160,818	–
IP litigation support costs	570	–	570	–
Special charges (See Note 3)	5,514	285	6,119	7,059
Stock compensation	1,157	858	1,180	1,671
Gain on debt extinguishment	–	(34,645)	–	(34,645)
Payroll taxes associated with stock options
exercised by employees	239	16	293	23
Equity in losses (earnings) of equity method
investees	(651)	2,113	(10,816)	810
Interest expense on convertible subordinated notes	7,041	7,578	13,514	15,156
Unrealized (gain) loss on note
receivable from Skyworks	(16,456)	5,785	(11,545)	1,756
Unrealized (gain) loss on Mindspeed warrant	2,085	–	(22,545)	–
Inventory impairment	812	–	812	–
Write-down of investments	600	34,402	600	34,402

Pro forma net income	$22,003	$5,137	$40,876	$11,013

Income (loss) per share, basic:
Loss from continuing operations (GAAP)	$(0.41)	$(0.05)	$(0.33)	$(0.06)
Non-cash and special items	0.47	0.07	0.45	0.10

Pro forma (non-GAAP) income	$0.06	$0.02	$0.12	$0.04

Income (loss) per share, diluted:
Loss from continuing operations (GAAP)	$(0.41)	$(0.05)	$(0.33)	$(0.06)
Non-cash and special items	0.47	0.07	0.44	0.10

Pro forma (non-GAAP) income	$0.06	$0.02	$0.11	$0.04

Number of shares used in per share
computation - basic (GAAP)	349,968	266,543	313,580	266,129
Assumed conversion of convertible
subordinated notes	21,747	17,125	20,624	17,315

Number of shares used in per share
computation - basic - pro forma (non-GAAP)	371,715	283,668	334,204	283,444
Effect of stock options and warrants	28,025	366	25,507	407

Number of shares used in per share
computation - diluted - pro forma (non-GAAP)	399,740	284,034	359,711	283,851

Note 3 – Special charges consist of asset impairments, restructuring charges, integration costs, other special items and gains and losses on the disposal of certain operating assets.

CONEXANT SYSTEMS, INC.
Consolidated Condensed Balance Sheets
(unaudited, in thousands)

	March 31, 2004	September 30, 2003

ASSETS
Current assets:
Cash, cash equivalents, and short-term
investments (See Note 4)	$210,983	$175,469
Receivables, net	190,324	79,557
Inventories	123,201	59,548
Deferred income taxes	13,644	13,600
Mindspeed warrant-current portion	20,900	–
Other current assets	23,987	26,524

Total current assets	583,039	354,698
Property, plant and equipment, net	85,018	36,310
Goodwill	692,126	56,865
Intangible assets, net	146,323	12,506
Deferred income taxes	242,449	241,260
Mindspeed warrant	120,875	119,230
Marketable securities-long term	191,724	–
Other assets	143,923	110,838

Total assets	$2,205,477	$931,707

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$129,973	$55,909
Accrued compensation and benefits	43,471	28,865
Other current liabilities	85,700	36,907

Total current liabilities	259,144	121,681
Convertible subordinated notes	711,825	581,825
Other liabilities	78,276	61,435

Total liabilities	1,049,245	764,941

Shareholders' equity	1,156,232	166,766

Total liabilities and shareholders' equity	$2,205,477	$931,707

The consolidated condensed balance sheet at March 31, 2004 includes the assets and liabilities at fair value of GlobespanVirata, Inc. and allocation of purchase price to intangibles and goodwill as of February 27, 2004, the date of the company’s merger with GlobespanVirata, adjusted for subsequent changes.

Note 4 – Cash, cash equivalents, and short-term investments as of March 31, 2004 and September 30, 2003 include the fair value of the 15% convertible notes receivable from Skyworks of $67.8 million and $55.6 million, respectively.

CONEXANT SYSTEMS, INC.
Selected Other Data
(unaudited, in thousands)

	Three months ended		Six months ended

	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003

Selected Data–From Continuing Operations
(See Note 5):
Depreciation (See Note 6)	$3,670	$4,388	$6,825	$9,928
Capital expenditures	5,045	5,161	9,902	8,358
Revenues By Region:
Americas	$25,542	$15,796	$47,943	$35,028
Asia-Pacific	198,298	113,862	338,660	226,975
Europe, Middle East and Africa	19,941	10,465	34,511	22,321

	$243,781	$140,123	$421,114	$284,324

Note 5 – Continuing operations excludes the discontinued Mindspeed Technologies Internet infrastructure business which was spun off in June 2003.

Note 6 – Does not include amortization of intangible assets, as applicable.